Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Yotta Acquisition Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units, each consisting of one share of Common Stock, $0.0001 par value, and one Warrant to acquire one share of Common Stock (2)	457	(o)	6,900,000 Units	$10.00	$69,000,000.00	$0.0000927	$6,396.30
Fees to Be Paid	Equity	Shares of Common Stock included as part of the Units (3)	457	(g)	6,900,000 Shares	-	-	-	-
Fees to Be Paid	Equity	Warrants included as part of the Units (3)	457	(g)	6,900,000 Warrants	-	-	-	-
	Total Offering Amounts						$69,000,000.00
	Net Fee Due								$6,396.30

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes (i) Units and (ii) Common Stock and Warrants underlying such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.